EXHIBIT 99.4

Stewart & Stevenson LLP
Stewart & Stevenson Funding Corp.

OFFER TO EXCHANGE

$150,000,000 10% Senior Notes Due 2014
For a Like Principal Amount of
10% Senior Notes Due 2014

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON          , 2007, UNLESS THE EXCHANGE OFFER IS EXTENDED (THE “EXPIRATION DATE”). OUTSTANDING NOTES TENDERED IN THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO 5:00 P.M. ON THE EXPIRATION DATE.

To Our Clients:

We are enclosing herewith a prospectus, dated          , 2006, of Stewart & Stevenson LLC and Stewart & Stevenson Funding Corp. (collectively, the “Company”), and the accompanying letter of transmittal that together constitute the offer by the Company (the “Exchange Offer”), to exchange its 10% Senior Notes due 2014 (the “Exchange Notes”), which have been registered under the Securities Act of 1933 (the “Securities Act”), as amended, for $1,000, or integrals thereof, in principal amount at maturity of its issued and outstanding 10% Senior Notes due 2014 (the “Outstanding Notes”), of which $150,000,000 aggregate principal amount is issued and outstanding, upon the terms and subject to the conditions set forth in the Exchange Offer.

The Exchange Offer is not conditioned upon any minimum number of Outstanding Notes being tendered.

We are the holder of record of Outstanding Notes held by us for your own account. A tender of such Outstanding Notes can be made only by us as the record holder and pursuant to your instructions. The letter of transmittal is furnished to you for your information only and cannot be used by you to tender Outstanding Notes held by us for your account.

We request instructions as to whether you wish to tender any or all of the Outstanding Notes held by us for your account pursuant to the terms and conditions of the Exchange Offer. We also request that you confirm that we may, on your behalf, make the representations contained in the letter of transmittal.

Pursuant to the letter of transmittal, each holder of Outstanding Notes will represent to the Company that:

(i) any Exchange Notes that the holder will acquire in exchange for Outstanding Notes will be acquired in the ordinary course of business of the holder;

(ii) the holder has not engaged in, does not intend to engage in, and has no arrangement or understanding with any person to engage in, a distribution of any Exchange Notes issued to the holder;

(iii) the holder is not an “affiliate” (as defined in Rule 405 under the Securities Act) of the Company or its subsidiaries, or if the holder is an affiliate of the Company or its subsidiaries, the holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

(iv) the holder is not a broker-dealer who purchased the Outstanding Notes for resale pursuant to an exemption under the Securities Act tendering Outstanding Notes acquired directly from the Company for the holder’s own account; and

(v) the holder is not restricted by any law or policy of the SEC from trading the Exchange Notes acquired in the exchange offer.

If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Outstanding Notes that were acquired as a result of market-making or other trading activities, it will represent that the Outstanding Notes were acquired as a result of market-making activities or other trading activities, and it will acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of those Exchange Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of those Exchange Notes, the broker-dealer is not deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Please return your instructions to us in the enclosed envelope within ample time to permit us to submit a tender on your behalf prior to the Expiration Date.

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